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EXHIBIT 23.4

CONSENT OF GRANT THORNTON LLP










                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Charter One Financial, Inc.


We have issued our report dated January 23, 1998, except for Note 18 as to which the date is March 15, 1998, on the consolidated statements of income, changes in stockholders' equity and cash flows (not presented separately) of Beverly Bancorporation, Inc. and Subsidiaries for the year ended December 31, 1997, included in the Annual Report on Form 10-K of Charter One Financial, Inc. for the year ended December 31, 1999. We hereby consent to the incorporation by reference of the aforementioned report in Registration Statement Nos. 33-23805, 33-61273, 333-33259, 333-42823, 333-33169, 333-70007, 333-65137, 333-67431, and
333-85207 of Charter One Financial, Inc. on Forms S-8.


/s/GRANT THORNTON LLP


Chicago, Illinois
March 22, 2000